EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
Human Genome Sciences

HUMAN GENOME SCIENCES REPORTS

FINANCIAL RESULTS FOR FULL YEAR AND FOURTH QUARTER 2004

— Reiterates Financial Guidance for 2005 —

Rockville, Maryland – February 7, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced financial results for the quarter and full-year periods ended December 31, 2004, and reiterated guidance for financial results anticipated for the full year 2005.

     The Company’s net loss for 2004, in accordance with Generally Accepted Accounting Principles (GAAP), was $242.9 million, or $1.87 per share. This compares to the net loss for 2003 of $185.3 million, or $1.44 per share. The increase in the net loss is due to an increase in development expenses for the compounds now in clinical trials, restructuring charges and a decrease in net investment income. These were partially offset by a decrease in general and administrative expenses.

     The Company’s pro forma net loss for 2004 was $229.9 million, or $1.77 per share, which compares to its net loss for 2003 of $185.3 million, or $1.44 per share. The 2004 pro forma net loss excludes a restructuring charge of $15.4 million, or $0.12 per share, which consists of: $7.7 million, or $0.06 per share, for the consolidation of facilities; $5.2 million, or $0.04 per share, relating to the recent retirement of the Company’s former CEO; and $2.5 million, or $0.02 per share, for the previously announced reduction of staff. The pro forma net loss also excludes a gain of $2.4 million, or $0.02 per share, related to the extinguishment of debt.

     Total revenues for the year ended December 31, 2004 were $3.8 million, compared to $8.2 million for the year-earlier period. The decrease in revenues from 2003 to 2004 is due to reduced amounts recognized from partners in connection with license agreements. Revenues for 2004 included the ratable recognition of license fees, in addition to a milestone payment from a partner.

     Human Genome Sciences’ operating costs for the year ended December 31, 2004, increased as compared to the year-earlier period, primarily due to increased manufacturing activities and an increase in the size and number of clinical trials, partially offset by reductions in discovery research activities and general and administrative expenses.

     For the quarter ended December 31, 2004, the Company’s net loss, in accordance with GAAP, was $66.7 million, or $0.51 per share. This compares to the net loss of $48.9 million, or $0.38 per share, for the year-earlier period. The increased net loss is primarily due to increased development expense for the compounds in clinical trials, a charge for restructuring and a decrease in net interest income, partially offset by a decrease in general and administrative expenses and a gain related to the extinguishment of debt.

     For the quarter ended December 31, 2004, the Company’s pro forma net loss was $65.0 million, or $0.50 per share. This compares to the net loss of $48.9 million, or $0.38 per share, for the year-earlier period. The pro forma net loss excludes a restructuring charge of $4.1 million, or $0.03 per share, which consists of: $3.7 million, or $0.03 per share, for the consolidation of facilities, and $0.4 million, or less than $0.01 per share, relating to the recent retirement of the Company’s former CEO. The pro forma net loss also excludes a gain of $2.4 million, or $0.02 per share, related to the extinguishment of debt.

     Total revenues for the quarter ended December 31, 2004, were $0.8 million, compared to $4.6 million for the year-earlier period. As noted above, the decrease is due to reduced amounts recognized from partners in 2004 versus 2003.

     At December 31, 2004, cash and short-term investments totaled $952.7 million, including $215.2 million of restricted investments. This compares to $1.26 billion, including $280.8 million of restricted investments at December 31, 2003. The decrease in investments required to be restricted resulted from exiting one of the Company’s lease agreements, as part of the previously disclosed plan to consolidate its operations into fewer locations (see “Financial Transaction” below).

     As of December 31, 2004, there were approximately 130.5 million shares of Human Genome Sciences common stock outstanding.

     H. Thomas Watkins, Chief Executive Officer, said, “Human Genome Sciences made substantial progress toward commercialization in 2004. We sharpened our focus on those products in our clinical pipeline that we believe have the highest therapeutic and commercial potential. We realigned resources to reflect that focus. We initiated six Phase 2 clinical trials and completed enrollment in three Phase 2 trials. We introduced two new INDs, HGS-TR2J for cancer and CCR5 mAb for HIV/AIDS. We completed an agreement with GlaxoSmithKline for the development and commercialization of Albugon for the treatment of diabetes, which we believe provides strong validation of our albumin-fusion technology. In 2005, we will complete a number of Phase 2 clinical trials. We will clarify the development pathway for our most promising compounds and make a number of go/no go decisions. We will work to further define and advance our partnering objectives and to monetize our less strategically critical assets. We expect to complete the construction and begin the validation of our large-scale manufacturing facility.”

     Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “During 2004, we took a number of steps to align resources more closely with our commercial objectives. We reduced our 2004 expense by more than $40 million from our original budget. We substantially reduced our anticipated five-year expense growth rate. We consolidated facilities, in the process freeing up $76 million in cash and reducing our total balance sheet cash restriction associated with facilities financings to $219 million. We also extended the maturity of a portion of our convertible debt and reduced our interest expense by issuing $280 million in convertible subordinated notes due 2011 and by using all of the proceeds to repurchase existing convertible debt due 2007.”

HIGHLIGHTS OF 2004

PRODUCTS

     Human Genome Sciences continued to advance its drugs in clinical development during 2004, with a primary therapeutic focus on immunology/infectious disease and oncology.

     LymphoStat-B™. In July 2004, the Company completed the enrollment, randomization and initiation of dosing for separate Phase 2 clinical trials of LymphoStat-B in rheumatoid arthritis and systemic lupus erythematosus. It is anticipated that the results of both of the Phase 2 studies of LymphoStat-B will be available in 2005, with the RA results expected in the Spring and the SLE results expected in the Fall.

     Albuferon™. In November 2004, Human Genome Sciences reported the positive results of a Phase 1/2 clinical trial of Albuferon in adults with chronic hepatitis C who had failed previous interferon alpha treatments. The data demonstrate that Albuferon is well tolerated, has a prolonged half-life, and is biologically active and able to reduce viral load with dose-dependent magnitude and durability. Immunogenicity data show that the appearance of antibodies is consistent with rates reported for pegylated interferons, and that there is no apparent correlation between the emergence of these antibodies and adverse events, antiviral response or pharmacokinetics. The results support dosing at intervals of 2-4 weeks. The Company has initiated separate Phase 2 clinical trials of Albuferon in patients with chronic hepatitis C who are naïve to interferon-alpha treatments, and, in combination with ribavirin, in patients with chronic hepatitis C who have failed to respond to previous interferon alpha-based treatment regimens. It is anticipated that the Phase 2 study in patients who are naïve to interferon-alpha treatments will be completed in 2005, and that an interim safety analysis will be completed of data from the Phase 2 study of Albuferon in combination with ribavirin in interferon-experienced patients.

     HGS-ETR1. In June and September 2004, Human Genome Sciences reported the interim results of two ongoing Phase 1 clinical trials of HGS-ETR1. The interim results demonstrate the safety and tolerability of HGS-ETR1 in patients with advanced solid tumors or non-Hodgkin’s lymphoma, and support further evaluation of HGS-ETR1 in Phase 2 clinical trials, both as a single agent and in combination with chemotherapy. Preliminary evidence of biological activity was reported. In November 2004, the Company completed the enrollment and initial dosing of patients in an ongoing Phase 2 clinical trial of HGS-ETR1 to evaluate its efficacy, safety and tolerability in patients with advanced non-small cell lung cancer. In October 2004, the dosing of patients was initiated in separate Phase 2 studies of HGS-ETR1 for the treatment of advanced colorectal cancer and advanced non-Hodgkin’s lymphoma. In the second half of 2004, the Company also initiated two Phase 1B clinical trials to evaluate the safety and tolerability of HGS-ETR1 in combination with chemotherapeutic agents in patients with advanced solid malignancies. In 2005, Human Genome Sciences plans to complete the three ongoing Phase 2 and both of the Phase 1B clinical trials of HGS-ETR1.

     HGS-ETR2. In September 2004, Human Genome Sciences reported the interim results of an ongoing Phase 1 clinical trial of HGS-ETR2, which demonstrate that HGS-ETR2 can be administered safely and repetitively to patients with advanced solid tumors, and support continued dose-escalation of HGS-ETR2 in these patients. Stable disease was observed in some patients. In 2005, the Company plans to initiate Phase 2 clinical trials of HGS-ETR2 as a single agent, and to initiate Phase 1B clinical trials of HGS-ETR2 in combination with chemotherapeutic agents.

     HGS-TR2J. Dosing of patients for a Phase 1 clinical trial of HGS-TR2J in patients with advanced solid malignancies was begun in August 2004. The Company plans to complete the current trial in 2005.

     CCR5 mAb. CCR5 mAb is entering Phase 1 clinical development as a treatment for HIV/AIDS. Clearance of the new IND (Investigational New Drug) was received from the U.S. Food and Drug Administration in December 2004, and the Company now plans to proceed with a randomized, placebo-controlled, dose-escalation, multi-center Phase 1 clinical trial to evaluate the safety, tolerability and pharmacology of CCR5 mAb in patients who are infected with HIV-1.

     ABthrax™. In March 2004, Human Genome Sciences reported the results of a Phase 1 clinical trial of ABthrax, which demonstrate that ABthrax is safe and well tolerated, and achieves the blood levels predicted by relevant animal models as necessary to afford significant protection from the lethal effects of the anthrax toxin. The Company also has conducted preclinical studies in multiple relevant animal models of inhalational anthrax, which demonstrate that ABthrax administered either prior to or following anthrax spore challenge increases survival significantly. In October 2004, the Company submitted a proposal in response to a U.S. government Request for Proposals (RFP) for the “Acquisition of Therapeutic Products for Treatment of Inhalational Anthrax Disease for the Strategic National Stockpile.” Further development of ABthrax will depend on a government agreement to purchase the product.

PARTNERSHIPS

     GlaxoSmithKline. In October 2004, the Company announced a new agreement with GlaxoSmithKline (GSK), under which GSK acquired exclusive worldwide rights to develop and commercialize Albugon™, a drug in late-stage preclinical development by Human Genome Sciences for potential use in the treatment of diabetes. Human Genome Sciences received an upfront fee and is entitled to clinical development and commercial milestone payments that could amount to as much as $183.0 million, as well as additional milestones for other indications developed. Human Genome Sciences will also receive royalties on the annual net sales of any products developed and commercialized under the agreement.

     GSK has completed a Phase 2 clinical trial of 480848, and has indicated that it plans to advance 480848 to Phase 3 clinical trials for the treatment of cardiovascular disease in the coming months. 480848 is a small-molecule drug arising from the Human Genome Sciences-GSK collaboration that inhibits the activity of lipoprotein-associated phospholipase A2 (Lp-PLA2), an enzyme associated with the development of atherosclerotic plaques. Human Genome Sciences will receive a milestone payment if 480848 moves into registration and will receive royalties if the compound is commercialized. In addition, Human Genome Sciences has an option to co-promote an approved drug in the North American and European markets.

     Corautus Genetics, Inc. In September 2004, Corautus initiated a Phase 2B clinical trial to evaluate the safety and efficacy of vascular endothelial growth factor-2 (VEGF-2) for the treatment of severe cardiovascular disease. This randomized, double-blinded, dose ranging and placebo-controlled study will enroll up to 404 patients suffering from Class III or Class IV angina, in medical centers throughout the United States. Corautus was formed in February 2003 from the merger of Vascular Genetics and GenStar Therapeutics. As of December 31, 2004, Human Genome Sciences owned approximately 11% of Corautus. Corautus holds the exclusive license to VEGF-2, a novel gene that was discovered and characterized by Human Genome Sciences, in the field of gene therapy. Human Genome Sciences is entitled to royalties on the sales of any product developed and commercialized under the agreement.

PEOPLE

     As of December 31, 2004, Human Genome Sciences had approximately 825 employees.

FINANCES AND CAPITAL PROJECTS
Financial Guidance for 2005

     Human Genome Sciences reiterated the following guidance regarding the financial results expected for the full year 2005:

     Research and development expenses are expected to increase approximately 10 percent from 2004 levels, as Human Genome Sciences continues to expand clinical trials for drugs in its core clinical development pipeline (but not including expenses related to a potential Phase 3 clinical trial of LymphoStat-B in rheumatoid arthritis).

     General and administrative expenses are expected to remain flat from 2004 to 2005.

     The Company expects to earn interest income of approximately $13 million on its cash balances during 2005, net of interest expense and capitalized interest.

     Actual results may vary significantly depending on various factors, including, particularly, changes in the Company’s revenues and additional expenses or charges, as well as changes in shares outstanding associated with or caused by future alliances, acquisitions, financing transactions or note conversions. In addition, depending on market and interest rate conditions, the Company may explore, and, from time to time, may take, actions to strengthen further its financial position, including the restructure of outstanding lease obligations in order to reduce its restricted cash and the repurchase or restructure of some or all of its outstanding convertible debt instruments.

Financial Transactions

     In October 2004, the Company successfully completed a convertible note offering placing $280 million principal amount of 2.25% Convertible Subordinated Notes Due 2011. These notes are convertible into Human Genome

Sciences common stock at a price of approximately $15.55 per share. The Company used all of the net proceeds from the offering to repurchase approximately $278.2 million aggregate principal amount of its outstanding convertible subordinated debt due in 2007. As a result of this transaction, the Company extended the maturity of this portion of its convertible debt from 2007 to 2011 and will realize interest expense savings of approximately $5.0 million per year.

     In December 2004, Human Genome Sciences announced an agreement under which the Company will exit the facility at 9800 Medical Center Drive as part of its plan to consolidate its operations into fewer locations. Maryland Economic Development Corporation (MEDCO) will continue to hold title to the facility, and has entered into a new lease with a third party. This agreement resulted in the freeing up of $76 million of cash by eliminating the cash restriction associated with the financing of 9800 Medical Center Drive. This reduced the total amount of cash restricted on the Company’s balance sheet, which is related to various facility financings, from $294 million as of September 30, 2004, to $215 million as of December 31, 2004.

Facilities and Capital Projects

     In 2004, Human Genome Sciences completed the installation and initial Operating Qualification runs of the Clinical Production facility at the Traville site. This facility includes two suites with 1,600-liter bioreactors and associated purification technology. The new facility effectively triples the Company’s capacity for production of human monoclonal antibodies for clinical use using mammalian cell culture.

     In addition, the Company is expanding mammalian production capability at its Manufacturing and Process Development Plant by adding a second 1,600-liter reactor to the existing suite. This expansion is proceeding on budget and on schedule, and is expected to be completed during the first half of 2005.

     Construction of a Large Scale Manufacturing Plant is proceeding on schedule and on budget. Construction is expected to be completed in mid-2005.

ABOUT HUMAN GENOME SCIENCES

     Human Genome Sciences is a Company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

     Health professionals interested in more information about trials involving the Company’s products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

     HGS, Human Genome Sciences, ABthrax, Albuferon, Albugon, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

     The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(dollars in thousands, except share and per share amounts)
Revenue – R&D collaborative contracts	$827	$4,642	$3,831	$8,168

Costs and expenses:
Research and development	60,035	49,051	219,549	191,483
General and administrative	9,993	13,493	35,728	43,608
Charge for restructuring	4,111	—	15,408	—

Total costs and expenses	74,139	62,544	270,685	235,091

Income (loss) from operations	(73,312)	(57,902)	(266,854)	(226,923)
Net investment income	4,173	8,975	21,523	41,599
Gain on extinguishment of debt	2,433	—	2,433	—

Income (loss) before taxes	(66,706)	(48,927)	(242,898)	(185,324)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(66,706)	$(48,927)	$(242,898)	$(185,324)

Net income (loss) per share, basic and diluted (a)	$(0.51)	$(0.38)	$(1.87)	$(1.44)

Weighted average shares outstanding, basic & diluted	130,371,044	129,309,243	130,041,071	129,112,670

(a)	The Company’s net income (loss) for the three and twelve-month periods ended December 31, 2004 include charges for restructuring, primarily relating to facility consolidation and a gain on extinguishment. Excluding these items, pro forma net income (loss) is as follows:

Net income (loss), per above	$(66,706)	$(48,927)	$(242,898)	$(185,324)
Charge for restructuring	4,111	—	15,408	—
Gain on extinguishment of debt	(2,433)	—	(2,433)	—

Pro forma net income (loss)	$(65,028)	$(48,927)	$(229,923)	$(185,324)

Pro forma net income (loss) per share basic and diluted	$(0.50)	$(0.38)	$(1.77)	$(1.44)

Weighted average shares outstanding	130,371,044	129,309,243	130,041,071	129,112,670

CONSOLIDATED BALANCE SHEET DATA:	December 31, 2004	December 31, 2003
	(dollars in thousands)
Cash, cash equivalents and short-term investments (b)	$952,686	$1,262,458
Total assets (b)	1,249,385	1,466,204
Total debt and capital lease, less current portion	505,131	503,664
Total stockholders’ equity	656,047	903,333

(b)	Includes $215,236 and $280,776 in restricted investments at December 31, 2004, and December 31, 2003, respectively.

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